Exhibit 107

Calculation of filing Fee Tables

Form S-8

(Form Type)

Sarepta Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan, as Amended - Common Stock, par value $0.0001 per share	Other - Rule 457(c) and Rule 457(h)	2,500,000 (2)	$92.16 (3)	$230,400,000	0.0000927	$21,358.08

Total Offering Amounts					$230,400,000		$21,358.08

Total Fee Offsets					—	—	—

Net Fees Due							$21,358.08

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover shares of the Registrant’s common stock that become issuable under the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan, as amended, to prevent dilution as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Represents 2,500,000 shares of common stock reserved for future issuance under the 2018 Plan as of the date of the initial filing of this Registration Statement.
(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the “proposed maximum offering price per share” is calculated based on the average of the high and low prices for the Registrant’s common stock as reported on the Nasdaq Global Select Market on August 1, 2022.